MAXIMUM DYNAMICS, INC. ACQUIRES UNILOGIC SOLUTIONS (PTY), LTD.

WEDNESDAY, SEPTEMBER 24, 2003 08:04 AM

COLORADO SPRINGS, CO, Sep. 24, 2003 (MARKET WIRE via COMTEX) -- Maximum Dynamics, Inc. (OTC BB: MXDY), a financial services company that supports the financial community with back office fund administration and client side support, announced today that it has signed an agreement to acquire a majority ownership of Unilogic Solutions (Pty), Ltd. ("Unilogic"). After the transaction is complete, Unilogic, which is a South African Proprietary Limited Company, will be a majority controlled subsidiary of Maximum Dynamics ("Maximum").

Under the Agreement, Maximum will acquire 51% of the stock currently outstanding in Unilogic for a total of $204,000, of which $132,000 will be paid with 6,000,000 shares of Maximum's common stock and the remainder being paid in cash in equal payments over the next 12 months.

Unilogic has developed a suite of electronic content management and business workflow software applications that overlap in functionality with Maximum's software system Datalus. These software applications target other markets not currently being addressed by Datalus, such as human resource management, insurance claims processing, corporate procurement and supply chain management, employee labor relations, debt management, contracts management and loan application process management.

"We are so excited about this acquisition because there is such an excellent fit strategically, technologically and perhaps most importantly in terms of synergy," said Joshua Wolcott, Maximum's Chief Financial Officer, who just returned from South Africa where he helped complete the acquisition. "Management of both companies shares the same vision and values, which made completing the deal much easier. Without this, I think it would have been harder to complete because the valuation was tricky. You have a company with recent revenue generation but very substantial amounts of business in the pipeline. While I was there, Unilogic presented proposals to five new companies, including three huge potential accounts. In the end, we got the deal done because we all focused on the bigger picture."

Unilogic's business in the pipeline consists of eleven proposals under consideration and fourteen proposals that were recently submitted. Of the proposals under consideration, Unilogic has made the short-list on every single one, including three large, multi-year contracts. With an 80%+ close rate on proposals, Unilogic's management expects to be closing on several business contracts before the end of 2003.

"The companies that Unilogic is sitting down with speaks volumes about their ability to not only create valuable technology solutions but more importantly to sell them," said Eric Majors, Maximum's Chief Executive Officer. "I think our ability to leverage our company and network to help augment their sales capabilities and build out their infrastructure is what makes our relationship special. Together, we have been able to get in front of decision makers for enormous contracts that we would both be unable to do on our own."

Management of Unilogic will be left intact with operations remaining in Cape Town, South Africa. Maximum Dynamics will move part of its operations into Unilogic and base the rest out of RHT Management Services, an accounting group with which it recently formed a strategic partnership.

For more information on Maximum Dynamics, visit the company's website at HTTP://WWW.MAXIMUMDYNAMICS.COM.

For more information on Unilogic Solutions, visit the company's website at HTTP://WWW.UNILOGIC.CO.ZA/.

This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Maximum Dynamics assumes no obligation to update the information contained in this press release. Maximum Dynamics' future results may be affected by its ability to continue to implement its hedge fund administration services, its newly acquired Internet marketing capabilities, its dependence on procuring highly competitive hedge fund administration contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.

SOURCE: Maximum Dynamics, Inc.